Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of Vista Oil & Gas, S.A.B. de C.V. of our report dated January 23, 2019 relating to the statements of revenues and direct operating expenses of Jagüel de los Machos and 25 de Mayo-Medanito SE, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Reinaldo Sergio Cravero
Reinaldo Sergio Cravero (Partner)

/s/ Price Waterhouse & Co. S.R.L.
Price Waterhouse & Co. S.R.L.

Buenos Aires, Argentina July 18, 2019